EXHIBIT 99.1

Liberty National Bancshares, Inc.

Contact: William L. Daniel

For Immediate Release

Liberty National Bancshares, Inc. Reports Third Quarter Earnings –

CONYERS, Georgia – October 20, 2003 – Liberty National Bancshares, Inc. today announced the results of its operations for the quarter ended September 30, 2003. Net income for the third quarter of 2003 was $399 thousand compared to $350 thousand for the same period last year, reflecting a 14 percent increase. September 2003 year-to-date net income totaled $1.05 million and constituted a 56 percent increase compared to $672 thousand during the first nine months of last year.

Third quarter net interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $232 thousand to $1.4 million, or 20 percent more than during the same period in 2002. September 2003 year-to-date net interest income totaled $4.0 million and represented a 23 percent increase compared to the same period in 2002.

For the quarter ended September 30, 2003, non-interest income (other fees for services) increased by 9 percent to $417 thousand, while non-interest operating expenses grew $207 thousand to $1.2 million, or 22 percent more than the total for the third quarter of 2002. Year-to-date non-interest income totaled $1.3 million and was 36 percent higher than during the same period in 2002. Year-to-date non-interest operating expenses totaled $3.4 million, which constituted a 15 percent increase compared to the same period last year.

Gross loans outstanding at the third quarter end totaled $117 million, which constituted a 32 percent increase over the September 30, 2002 balance and 22 percent growth since the 2002 fiscal year end. Deposits as of September 30, 2003 were $126 million, which represented a 14 percent increase over the total at September 30, 2002, and a 17 percent increase since the 2002 fiscal year end. The company’s total assets were $141 million as of September 30, 2003, compared to $124 million at the end of the third quarter last year and $121 million at December 31, 2002.

“Despite an uncertain economy and downward pressure on our net interest margin, we are pleased to report record net income for the third quarter and the first nine months of 2003,” stated Bill Daniel, Liberty National’s CEO. “The fact that our 2003 year-to-date net income increased 56 percent compared to the same period last year is indicative of the Board of Directors’ commitment to improve efficiency and control expenses. Continued deposit and asset growth presents very real challenges as we face intense competition in Rockdale and Newton Counties. Nonetheless, we remain focused on improving shareholder value through efficient, conservative growth,” Daniel added

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank (“LNB”), which operates offices in Rockdale and Newton Counties. A full-service financial institution, LNB offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County – are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.